Exhibit 10.2

207 N Goode Ave Ste 500 Glendale, California 92103 Phone 626 304-2000 Fax 626 792-7312
February 25, 2016

Mitch Butier

[Address]

[Address]

Dear Mitch:

The Board of Directors and I are very pleased to offer you the position of President and Chief Executive Officer.  This is an Executive Level 1 position and will be effective May 1, 2016.

The specific details of this offer are as follows:

Base Salary:  Your annualized rate of pay will be $1,100,000 effective May 1, 2016, paid semi-monthly.  Your next salary review will be April 1, 2017.  Subsequent salary reviews will be conducted by the Compensation Committee, and any resulting changes made effective on April 1st of each year, or on another date designated by the Company for a given year.

AIP Award:  You will continue to be eligible to be considered under Avery Dennison’s Annual Incentive Plan (“AIP”) to participate at a 125% of base salary opportunity level.  This new AIP opportunity will be applied on a pro-rated basis effective May 1, 2016, subject to applicable withholdings.  The first portion of your 2016 AIP award (January – April) will be based on the 90% opportunity associated with your current role  The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

Long-Term Incentive (LTI):  Under the Company’s executive incentive compensation program you will be eligible to be considered for an annual long-term incentive award with a value opportunity equivalent to approximately 400% of your base salary effective with the 2016 grant on February 25.  This long-term incentive award will be delivered via a mix of Performance Units and Market-Leveraged Stock Units.  The long term incentive program, including eligibility criteria, may be amended, suspended or terminated at any time, with or without notice, in accordance with applicable law and the applicable plan terms.

Special Grant:  You will be eligible for a one-time grant of stock options, with a grant date fair value of $2,000,000.  This award will be granted on June 1, 2016 and will vest 50% on each of the third and fourth anniversaries of the grant date.

Executive Benefits:  You will receive an annual executive benefit allowance in the amount of $70,000 effective May 1, which will be paid in semi-monthly installments with your normal payroll. You will also be entitled to the benefits generally available to Company employees in accordance with specific plan provisions and any other plans generally offered to Level 1 executives.

Severance & Change Of Control:  As of May 1, 2016, you will be covered by the Company’s Executive Severance Plan, which includes a year’s base salary, the highest AIP bonus payment received within prior three years, and the cash equivalent of twelve months benefit premiums (employee and employer portion), the sum of which are subject to a 2X multiplier, per the plan.  In addition, you will be covered under the Company’s Key Executive Change Of Control Plan, which includes a year’s base salary, the highest AIP bonus payment received within prior three years, a prorated AIP bonus for year in which COC occurs, and the cash equivalent of twelve months benefit premiums (employees and employer portion), the sum of which is subject to a 3X multiplier, per the plan.  This information provided to you in summary form for your reference only, and all policies, rules and guidelines are subject to the terms and conditions of the applicable plans.

Stock Ownership Requirement:  Beginning May 1, 2016 the equity holding requirement for your role will increase from 4X to 5X of your annual base salary, and from 60,000 to 95,000 fixed shares.  You must achieve and maintain at least one of these holding thresholds, per the Company’s Stock Ownership Guidelines.

Congratulations on your new role.

Please sign and date this offer letter below and return it to Anne Hill.

Sincerely,

David Pyott

Compensation and Executive Personnel Committee Chair

cc:       Anne Hill

LeeAnn Prussak

Accepted by:

Date: